Exhibit 2.2

AMENDED

CERTIFICATE OF INCORPORATION

OF

TVPAGE INC.

ARTICLE I

The name of the Corporation is TVPAGE INC.

ARTICLE II

2.1          The address of the registered office of the Corporation in the State of Delaware is 1007 N. Orange Street, 10th Floor, City of Wilmington, County of New Castle, DE 19801. The name of its registered agent at such address is MWE Corporate Services, LLC.

2.2          The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

2.3          For so long as any shares of capital stock of the Corporation are publicly listed for trading on a stock exchange in the State of Israel, to the fullest extent permitted by applicable laws, the provisions of the Israeli Companies Law 5759-1999, including the applicable regulations promulgated thereunder, as may be amended from time to time, (the “Israel Companies Law”) shall apply to the Corporation to the extent mandated by Schedule Four, Section 39A, (“Section 39A”) of the Israel Securities Law 5728-1968, as amended from time to time, subject to waivers that may be granted from time to time by the Israel Securities Authority.  The provisions of Sections 39A and of the Israel Companies Law that apply from time to time to the Corporation, and its stockholders, directors and officers, pursuant to the foregoing are referred to herein as the “Applicable Provisions”.  Any reference below to the Applicable Provisions in respect of any specific matter is for further clarity, and not in limitation of the generality of the foregoing. This Section 2.3, and all other references herein to Applicable Provisions and Israel Companies Law, shall be deemed deleted upon the earlier of (i) the listing of the Corporation’s shares for trading on a stock exchange as referenced in the Second A Addendum of the Israeli Securities Law, as may be amended from time to time, and subject to compliance with the dual registration requirements as contemplated by the Israeli Securities Law (the “Dual Listing Event”),  or (ii) such time the Corporation will otherwise be exempt from the requirements of Section 39A.  Following the Dual Listing Event the Board of Directors shall cause a Restatement of this Certificate of Incorporation to be filed with the Delaware Secretary of State reflecting the foregoing deletions.

2.4          To the extend mandated by Section 39A, the Corporation shall have a registered office in the State of Israel, at such address as shall be determined from time to time by the Board of Directors (the “Board”).

ARTICLE III

3.1          The total number of shares of capital stock which the Corporation shall have authority to issue is 290,000,000 shares of Common Stock, par value $0.01 per share (“Common Stock”).

3.2          All shares of Common Stock shall have identical voting, dividend, liquidation and other rights conferred on the Common Stock and the holders thereof by applicable laws and hereunder. Without limiting the generality of the foregoing, the shares of Common Stock shall entitle their holders to:

3.2.1          receive notices of, and to attend, stockholders meetings, where the holders of the Common Stock shall be entitled to one vote for each share of Common Stock held;

3.2.2 share equally among them, on a per share basis, dividends and other distributions to the holders of Common Stock as may be declared by the Board from time to time;

and

3.2.3 upon liquidation, to participate in the distribution of the assets of the Company legally available for distribution to stockholders.

3.3          On the eve of the closing of the IPO without any action on the part of the Corporation or any stockholder, the then issued and outstanding Common Stock shall automatically be divided into one (1) share of Common Stock for every twenty-one (21) shares of Common Stock.

ARTICLE IV

4.1          Except as set forth in this Certificate of Incorporation, the election and membership of the Board shall be governed by the Bylaws of the Corporation (the “Bylaws”).

4.2          In furtherance and not in limitation of the powers conferred by statute, the Board is expressly authorized to make, alter, amend or repeal the Bylaws, subject to any limitations and restrictions set forth in the Bylaws.

4.3          The election of the directors of the Corporation need not be by written ballot unless the Bylaws shall so provide.

4.4          No person shall serve as a director of the Corporation (including as an independent or an outside director) or an officer to the extent such person would be disqualified to serve in such office, under the Applicable Provisions, or has otherwise failed to satisfy any condition for election as director or as an officer, as the case may be, under the Applicable Provisions.  Any director or an officer of the Corporation who becomes disqualified to serve as a director or as an officer, as the case may be, under the Applicable Provisions shall immediately resign from such office, and the Corporation shall take all actions necessary to effect such director’s or officer's removal from office.

4.5          To the extent mandated by Section 39A, the Board must include at least two (2) directors who qualify as “outside directors” under Section 239 – 249 of the Israel Companies Law.  The Corporation shall take all actions necessary to ensure that the qualification, election, service and removal of the outside directors comply with the Applicable Provisions.

4.6          The Board of Directors shall be divided into three classes, Class I, Class II and Class III, with each class having as equal a number of members as reasonably possible. The initial term of office of the Class I, Class II and Class III directors shall expire at the annual meeting of stockholders of the corporation in 2022, 2023 and 2024, respectively. Upon the effective time of an amendment to the Amended and Restated Certificate of Incorporation of the Corporation setting forth this provision, the directors then in office shall be assigned to Class I, Class II and Class III, respectively, as the Board of Directors shall determine in its sole discretion. Beginning in 2022, at each annual meeting of stockholders of the Corporation, successors to the class of directors whose term expires at that annual meeting shall be elected for a three-year term. If the number of directors is changed, any increase or decrease shall be apportioned among the classes by the Board of Directors so as to maintain the number of directors in each class as nearly equal as is reasonably possible, and any additional director of any class elected to fill a vacancy resulting from an increase in such class shall hold office for a term that shall coincide with the remaining term of that class. In no case will a decrease in the number of directors shorten the term of any incumbent director, even though such decrease may result in an inequality of the classes until the expiration of such term. A director shall hold office until the annual meeting of stockholders of the Corporation in the year in which his or her term expires and until his or her successor shall be elected and qualified, subject, however, to prior death, resignation, retirement or removal from office. Except as required by law or the provisions of this Certificate of Incorporation, all vacancies on the Board of Directors and newly-created directorships shall be filled by the Board of Directors. Any director elected to fill a vacancy shall have the same remaining term as that of his or her predecessor.

ARTICLE V

5.1          To the full extent permitted by the DGCL, as it presently exists or may hereafter be amended from time to time, and not prohibited by the Applicable Provisions and in compliance with the provisions thereof, a director or officer of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors or officers, then their liability shall be eliminated or limited to the full extent permitted by the DGCL, as so amended.

5.2          To the fullest extent permitted by the Applicable Provisions, but subject to applicable laws, an officer of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty of care as an officer.

5.3          Any repeal or modification of the foregoing paragraph by the stockholders of the Corporation shall not adversely affect any right or protection of a director or officer of the Corporation existing at the time of such repeal or modification.

ARTICLE VI

The Corporation elects not to be governed by Section 203 of the DGCL.

ARTICLE VII

7.1          For so long as the Company is subject to the Applicable Provisions:

7.1.1 The Corporation shall not declare or pay dividend, and shall not effect a repurchase or a redemption of its shares of capital stock, to the extent prohibited by either the DGCL or the Applicable Provisions;

7.1.2 The issuance, purchase, retention, and transfer (whether voluntary or involuntary) of shares of capital stock of the Corporation (each a “Share Transaction”) shall, in addition to any applicable provision under DGCL, be subject to any additional restrictions under the Applicable Provisions.  Without limiting the foregoing, (i) no person may acquire interests in the Corporation’s shares by means of a tender offer, and no such purchase shall be effective, without full compliance with the limitations and conditions of the Applicable Provision, and (ii) any Share Transaction that fails to comply with the provisions of Sections 328-340 and Section 342A of the Israeli Company Law, to the extent applicable to such Share Transaction by reason of Section 39a, shall be deemed null and void and shall not be recognized by the Company;

7.1.3 Any transaction that is subject to special approvals under Section 270 of the Israeli Companies Law (an “Interested Transaction”) shall not be effective, and the Corporation shall not enter into or recognize any Interested Transaction, unless such Interested Transaction has received all approvals required by, and is otherwise in compliance with, the provisions of the Israeli Companies Law applicable to an Interested Transaction; and

7.1.4 All actions by stockholders of the Corporation shall be taken by a vote at an annual or a special stockholders meeting, and no action by stockholders shall be taken by written consent.

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